                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Fuisz Technologies Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                       [FUISZ TECHNOLOGIES LTD. LOGO]



April 9, 1998

To Our Stockholders:

     You are cordially invited to attend the Company's 1998 Annual Meeting to be held on Thursday, May 21, 1998 at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071, at 10:00 a.m.

     The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will present a brief report on the Company's operations and respond to your questions.

     Whether or not you plan to attend the meeting, your vote is very important. Please take a moment to fill in, sign, date and promptly return the enclosed proxy card in the enclosed envelope.

     We look forward to seeing you on May 21, 1998.

Sincerely,

/s/ KENNETH W. MCVEY                             /s/ RICHARD C. FUISZ, M.D.

Kenneth W. McVey                                 Richard C. Fuisz, M.D.
President and Chief Executive Officer            Chairman of the Board
                                                 of Directors

                        [FUISZ TECHNOLOGIES LTD. LOGO]
                            14555 AVION AT LAKESIDE
                           CHANTILLY, VIRGINIA 20151
                             PHONE: (703) 995-2400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998

                            ------------------------

To the Stockholders of
Fuisz Technologies Ltd.

     Notice is hereby given that the Annual Meeting of Stockholders of Fuisz Technologies Ltd. (the "Company") will be held at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071, at 10:00 a.m., local time, on May 21, 1998 for the following purposes:

          1. To elect three directors of the Company to serve as Class III Directors and one director of the Company to serve as a Class II Director, until the annual meetings to be held in 2001 and 2000, respectively, and until their successors have been duly elected and qualified;

          2. To ratify the selection of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending December 31, 1998; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April 2, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders of the Company as of the close of business on April 2, 1998, will be available for inspection during normal business hours from May 11, 1998 through May 20, 1998, at the Company's executive offices at the address set forth above in Chantilly, Virginia.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, IT IS REQUESTED THAT YOU PROMPTLY FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          By order of the Board of Directors

                                          Richard C. Fuisz, M.D.
                                          Chairman of the Board of Directors and
                                          Secretary
April 9, 1998

                        [FUISZ TECHNOLOGIES LTD. LOGO]
                            14555 AVION AT LAKESIDE
                           CHANTILLY, VIRGINIA 20151
                             PHONE: (703) 995-2400

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fuisz Technologies Ltd. (the "Company") for use at the annual meeting of stockholders to be held at 10:00 a.m., local time, on May 21, 1998, at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071, and at any adjournment thereof (the "Meeting").

     Written communications to the Company should be sent to the Company's offices at 14555 Avion at Lakeside, Chantilly, Virginia 20151. The Company can be reached by telephone at (703) 995-2400. This Proxy Statement and a proxy card, together with a copy of the Company's 1997 Annual Report, are first being mailed on or about April 9, 1998, to persons who were holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 2, 1998 (the "Record Date").

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to consider and vote upon the two proposals described in this Proxy Statement and on any other matter properly brought before the Meeting. With respect to any matter to come before the Meeting, holders of record of Common Stock will be entitled to one vote for each share of Common Stock held.

     The following is a brief summary of the two proposals. The summary is not intended to be a complete statement of all material features of the proposals and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

     Proposal I

     Proposal I concerns the election to the Board of Directors of three Class III directors and one Class II director, each of whom are currently serving as members of the Board of Directors.

     Proposal II

     Proposal II concerns ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants.

VOTING AT THE MEETING

     The Board of Directors has fixed April 2, 1998 as the Record Date for the Meeting, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding and entitled to vote approximately 22,256,462 shares of the Common Stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting. The election of the Board of Directors requires the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting.

"Plurality" means that the individuals who receive the largest number of votes cast "for" directors of a given class are elected as directors up to the maximum number of directors for each such class to be chosen at the Meeting.

     Ratification of the appointment of the Company's independent public accountants and approval of any other business properly brought before the Meeting shall be decided by the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Meeting and entitled to vote thereon, unless a higher vote is required for any such other matter under applicable state law or the Company's Fourth Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), or the Amended and Restated Bylaws (the "By-laws").

     In accordance with Delaware law, abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any particular matter are included for purposes of determining the number of votes present on such matter. Broker Shares that are not voted on any particular matter at the Meeting will not be treated as present for such matter.

PROXIES

     If the enclosed proxy is properly executed and returned in time for the Meeting, the shares of stock represented thereby will be voted in accordance with the instructions given thereon. If no instructions are given, such shares will be voted "FOR" each nominee as director and "FOR" ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants. Proxies will extend to, and be voted at, any adjournment of the Meeting.

     The Board of Directors does not intend to bring before the Meeting any business other than as set forth in this Proxy Statement and has not been informed that any other business is to be presented at the Meeting. However, should any other matter properly come before the Meeting, it is the intention of the persons named as proxies in the accompanying proxy or their duly authorized and constituted substitutes to vote or act thereon in accordance with their best judgment.

     Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised (i) by giving written notice prior to the Meeting, to the Secretary of the Company at the above address, (ii) by voting the shares represented by such proxy in person at the Meeting, or (iii) by giving a later dated proxy at any time before the voting. Attendance at the Meeting will not, by itself, revoke a proxy.

EXPENSES OF SOLICITATION

     The costs of the solicitation of proxies will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed proxy and the Company's 1997 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone, facsimile or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

INTRODUCTION

     The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The terms in office of the Directors of each of these classes expire at the annual meeting in the year indicated therein, in each case when their respective successors are elected and qualified. At each subsequent annual election, Directors chosen to succeed those whose terms are expiring will be identified as being part of that same class and will be elected for a three year term. The terms of Directors appointed to fill vacancies created by an increase in the number of Directors expire at the first annual meeting following their appointment.

     The Board of Directors has nominated Donald E. O'Neill, Louis Lauer and Kenneth W. McVey for reelection as members of Class III, with a term to expire on the date of the 2001 Annual Meeting. Mr. Lauer was appointed to the Board in December 1997 to fill a vacancy created by the resignation of John Pappajohn. The Board has also nominated Daniel Tierney to stand for reelection as a member of Class II, with a term to expire on the date of the 2000 Annual Meeting. Mr. Tierney was appointed to the Board of Directors in September 1997 in connection with the Company's acquisition of Clonmel Healthcare Limited. All of the nominees are currently serving on the Board of Directors and have agreed to serve if elected. The persons named in the accompanying form of proxy intend to vote at the Meeting (unless directed not to so vote) for the reelection of each of the four nominees unless any nominee should become unavailable for election at the time of the Meeting, in which case such persons may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors. The Board of Directors has no reason to believe that any nominee will be unavailable.

     The following table sets forth each nominee's and continuing director's name, age as of March 31, 1998, position and the year in which such nominee first became a director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

NOMINEES:

   NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS III)

                                                                                           DIRECTOR
                    NAME                      AGE                 POSITION                  SINCE
                    ----                      ---                 --------                 --------
Louis Lauer(2)..............................  68    Director                                 1997
Kenneth W. McVey............................  58    President and Chief Executive Officer    1996
                                                      of the Company; Director
Donald E. O'Neill(2)........................  72    Director                                 1991

    NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS II)

                                                                                           DIRECTOR
                    NAME                      AGE                 POSITION                  SINCE
                    ----                      ---                 --------                 --------
Daniel Tierney(1)...........................  61    Director                                 1997

CONTINUING DIRECTORS:

                 DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS I)

                                                                                           DIRECTOR
                    NAME                      AGE                 POSITION                  SINCE
                    ----                      ---                 --------                 --------
Richard C. Fuisz............................  58    Chairman of the Board of Directors       1989
Antone J. Lazos(1)(2).......................  55    Director                                 1991

                DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS II)

                                                                                           DIRECTOR
                    NAME                      AGE                 POSITION                  SINCE
                    ----                      ---                 --------                 --------
John R. Fuisz...............................  30    Director                                 1992
Fredrik C. Schreuder(1).....................  61    Director                                 1994

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

BACKGROUND OF NOMINEES AND CONTINUING DIRECTORS

     Richard C. Fuisz, M.D., founder of the Company, has served as the Chairman of the Board since 1989. From 1975 until 1982, Dr. Fuisz was President and Chief Executive Officer of Medcom, a publicly traded medical training company, which was subsequently acquired by Baxter Healthcare Corporation. Inventor of the Company's core technology, Dr. Fuisz founded the Company in June 1988. Dr. Fuisz received his B.S. and M.D. from Georgetown University.

     Kenneth W. McVey joined the Company in December 1996 as a director and as President and Chief Executive Officer of Fuisz International Holdings Limited, a wholly-owned subsidiary of the Company. In April 1997, Mr. McVey was also appointed as President and Chief Executive Officer of the Company. Mr. McVey has spent more than thirty years in the pharmaceutical industry. Prior to joining the Company, Mr. McVey served as President of Elan Pharma International, a division of Elan Corporation PLC ("Elan") and as Executive Vice President of Elan responsible for commercial and business development, licensing and intellectual property. He served on the Board of Directors of Elan from 1992 until 1996.

     John R. Fuisz has served as a director of the Company since 1992. Mr. Fuisz is an attorney specializing in intellectual property litigation at the Washington, D.C. law firm of Dickstein, Shapiro, Morin & Oshinsky L.L.P., with which he has been associated since August 1996. Prior to that, Mr. Fuisz served as an attorney with the Washington, D.C. law firm of Nikaido, Marmelstein, Murray and Oram L.L.P., with which he was associated since 1992.

     Louis Lauer joined the Board of Directors in December 1997. Mr. Lauer served as outside counsel to the Company from its formation in 1988 until 1991. Since 1997, Mr. Lauer has been of counsel to the New York law firm of Menaker & Herrmann, L.L.P., representing clients in a wide range of corporate, real estate and litigation matters. Prior to that, he was of counsel to Layton, Brooks and Hecht and Stultz & Balber, from 1994 into 1997 and from 1989 through 1993, respectively. Mr. Lauer has served as Law Secretary to Judge Harold R. Medina of the U.S. Court of Appeals for the Second Circuit and as Chief Counsel to the New York State Commission on the Constitutional Convention. He received his B.A. from New York University and his LL.B. from Columbia University, where he was a Stone Scholar. Mr. Lauer has been a member of the New York bar since 1953.

     Antone J. Lazos has served as a director of the Company since 1991. In August 1995, Mr. Lazos founded and since that time has served as Chief Executive Officer of StorCOMM, Inc., a clinical image management company. From 1981 to 1994, Mr. Lazos was Chairman and Chief Executive Officer of Medical Imaging Centers of America, Inc., a diagnostic imaging company. From 1994 to 1995, Mr. Lazos was President of Greenbriar Consulting.

     Donald E. O'Neill has served as a director of the Company since 1991. Mr. O'Neill was a director, Vice President and Chairman of International Operations of Warner Lambert Company between 1986 and 1991. Mr. O'Neill serves as a director of Cytogen Corporation, Fujisawa USA, Targeted Genetics, Alliance Pharmaceutical Corporation and Immunogen.

     Fredrik C. Schreuder has served as a director of the Company since August 1994. Since 1989, Mr. Schreuder has been President of Medical Venture Management A/S, a consulting venture capital firm. From 1983 to 1989, Mr. Schreuder served as an Executive Vice President of Hafslund Nycomed, a medical imaging company.

     Daniel Tierney joined the Board of Directors in September 1997. Mr. Tierney is Chairman and Chief Executive Officer of The Cross Group and is also Chairman of Britannia Pharmaceuticals Ltd. U.K. He is a member of the Board of the University of Limerick Foundation, based in Limerick, Ireland, and a Director of the Industry Research and Development Group and ICC Corporate Finance Ltd., both based in Dublin, Ireland. He was appointed by the Irish Government as Chair of the Science, Technology and Innovation Advisory Council which reported in 1995 and was Irish representative on the board of the Industry Research and Development Advisory Council of the European Commission from 1992 to 1995. He is also currently Chair of the National Standards Authority of Ireland. During such time as The Cross Group holds at least 400,000 of the share of Common Stock acquired from the Company's acquisition of Clonmel Healthcare Limited, the Company has agreed to use its best efforts to cause Mr. Tierney to be elected to the Board of Directors of the Company.

     John R. Fuisz is the son of Richard C. Fuisz. There are no other family relationships among any of the directors or executive officers of the Company.

COMMITTEES AND BOARD MEETINGS

     During 1997, there were eight meetings of the Board of Directors. Each incumbent director attended 75% or more of the aggregate of the meetings of the Board and of the Board committees on which he served during the period of his directorship, except Fredrik Schreuder due to a medical leave of absence.

     The Board has two standing committees, an Audit Committee and a Compensation Committee. Their functions are described below.

     Audit Committee. The Audit Committee meets with management and the Company's independent accountants to consider the adequacy of the Company's internal controls and financial reporting. The Audit Committee recommends to the Board the Company's independent accountants; discusses with the independent accountants their audit procedures, including the proposed scope and timing of the audit, the audit results and accompanying management letters; reviews the auditor's fees and services; and in general endeavors to ensure the independence of the auditors and accountants. The Audit Committee met once during 1997. The current members of the Audit Committee are Messrs. Lazos, Tierney and Schreuder, who serves as chairman.

     Compensation Committee. The Compensation Committee reviews and approves the direct and indirect compensation and employee benefits of the executive officers of the Company, particularly the Chief Executive Officer; administers the Company's stock option and incentive compensation plans; and reviews in general the Company's policies relating to the compensation of senior management and other employees. The Compensation Committee held one meeting during 1997. The current members of the Compensation Committee are Messrs. Lauer, Lazos and O'Neill.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive any compensation for their service as directors. The Company reimburses each director who is not an employee of the Company for his out-of-pocket expenses for attending meetings of the Board of Directors.

     In May 1994, the Board adopted and the stockholders of the Company approved the 1994 Director Stock Option Plan (the "Director Option Plan") and the Board provided that no additional options would be granted under the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). The Director Option Plan provides that each new non-employee director first elected thereafter will receive a non-statutory option to purchase 30,000 shares of Common Stock upon his or her initial election. In addition, each non-employee director will receive a non-statutory option to purchase 3,000 shares of Common Stock under the Director Option Plan on the fifth business day following the end of each fiscal year, provided that he or she remains as an eligible director on the date of grant. All options granted to directors under the Director Option Plan are fully vested when granted, have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after the date of grant or 90 days after the optionee ceases to serve as a director. Pursuant to the terms of the Director Option Plan, five non-employee directors each received an option to purchase 3,000 shares of Common Stock at an exercise price of $7.625 per share in January 1997. In addition, during 1997, upon their election to the Board, Mr. Tierney and Mr. Lauer each received an option to purchase 30,000 shares of Common Stock at an exercise price of $11.625 and $8.375, respectively.

     On April 8, 1997, Mr. John Pappajohn, who resigned from the Board of Directors in November 1997, was granted an option to purchase 25,000 shares of common stock of the Company at an exercise price of $7.25 per share (the market price of the Common Stock on the date of grant) in connection with financing services provided by Mr. Pappajohn to the Company. The options have a term of ten years.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of calendar year 1997 (the "Named Executive Officers") whose total compensation during that year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                        ANNUAL COMPENSATION               AWARDS
                                              ---------------------------------------  ------------
                                                                           OTHER        SECURITIES
                                                                          ANNUAL        UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR    SALARY      BONUS      COMPENSATION(1)    OPTIONS      COMPENSATION
     ---------------------------       ----   --------   ----------   ---------------  ------------   ------------
Richard C. Fuisz, M.D.(2)............  1997   $404,167   $  340,000         --           275,000(3)      $   --
  Chairman of the Board                1996    358,333      225,000         --           150,000             --
                                       1995    254,168      225,000         --            90,000             --
Kenneth W. McVey(2)(4)...............  1997    404,167      340,000         --           275,000          2,671(6)
  President and Chief Executive        1996         --    3,000,000(5)      --               --              --
  Officer
Patrick D. Scrivens..................  1997    272,500      120,000         --            75,000(3)          --
  Executive Vice President and         1996    247,196      150,000         --            50,000             --
  Chief Financial Officer              1995    184,167      150,000         --            90,000             --
Adrian M. Gerber(9)..................  1997    270,000       30,000         --               --              --
  Executive Vice President,            1996    233,307      198,141(7)      --               --              --
  Business Development and Licensing   1995         --           --         --           225,000             --
Michael Myers........................  1997    212,500       82,876(8)      --           112,500(3)          --
  Executive Vice President,            1996    181,667       47,208(8)      --            87,500             --
  Pharmaceutical Operations            1995     12,222       12,747(8)      --            37,500             --

---------------
(1) Pursuant to regulations of the Securities and Exchange Commission, perquisites not exceeding the lesser of $50,000 or 10% of an executive's combined salary and bonus are not required to be reported.

(2) Dr. Fuisz served as Chief Executive Officer and President of the Company until April 17, 1997, when Mr. McVey was named to those positions.

(3) Includes replacement options granted to the following Executive Officers to effect a repricing of previously granted options, the exercise price of which was in excess of the market price of the Common Stock: Dr. Fuisz--150,000; Mr. Scrivens -- 50,000; Mr. Myers -- 87,500.

(4) Mr. McVey joined the Company in 1996. No information has been provided for prior years.

(5) In recognition of the forfeiture by Mr. McVey of common stock ownership rights provided by his previous employer, Mr. McVey received restricted stock of the Company, having a market value on the date of grant equal to $3.0 million. All of the shares vested on December 31, 1996 and are subject to a contractual restriction on transfer through January 1, 1998. Beginning January 1, 1998, Mr. McVey may transfer one third of the shares, with the transfer restrictions on each remaining third expiring each January 1, so that all restrictions expire on January 1, 2000. In the event of a "change of control" of the Company (as defined in the employment agreement), all transfer restrictions shall terminate. All transfers by Mr. McVey are subject to a right of first refusal to the Company.

(6) Represents premiums for a split dollar life insurance policy on behalf of Mr. McVey. Includes $1,300 representing the value for an interest-free loan on the non-term life insurance portion of the policy, based on an assumed interest rate of 10% and a term of 7 years. In addition, in connection with the Company's assumption of the policy from Mr. McVey's former employer, the Company reimbursed the former employer for past premiums including premiums paid in 1996.

(7) Includes $148,141 in relocation expenses and payments in amounts estimated to cover the income tax liability to the executive in connection with such payments.

(8) Includes $7,876, $17,208 and $12,039 in relocation expenses and payments in amounts estimated to cover the income tax liability to the executive in connection with such payments in 1997, 1996 and 1995, respectively.

(9) Mr. Gerber resigned as Executive Vice President, Business Development and Licensing on December 31, 1997.

     The following table sets forth information regarding stock options granted during 1997 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                          --------------------------------------------------------------     POTENTIAL REALIZED
                          NUMBER OF      % OF TOTAL                                        VALUE AT ASSUMED ANNUAL
                          SECURITIES      OPTIONS                   MARKET                  RATES OF STOCK PRICE
                          UNDERLYING     GRANTED TO                PRICE ON                    APPRECIATION(2)
                           OPTIONS      EMPLOYEES IN    EXERCISE   DATE OF    EXPIRATION   -----------------------
          NAME             GRANTED     FISCAL YEAR(1)    PRICE      GRANT        DATE         5%           10%
          ----            ----------   --------------   --------   --------   ----------   ---------   -----------
Richard C. Fuisz, M.D...    50,000          5.2%         $7.25      $7.25        4/8/07    $227,974    $  577,732
                            75,000          7.8%          9.30       9.30      11/20/07     438,508     1,111,265
                           150,000(3)          *          7.25       7.25       4/29/06     683,923     1,733,195
Kenneth W. McVey........   200,000         20.9%          7.25       7.25        4/8/07     911,897     2,310,927
                            75,000          7.8%          9.30       9.30      11/20/07     438,508     1,111,265
Patrick D. Scrivens.....    25,000          2.6%          9.30       9.30      11/20/07     146,169       370,422
                            50,000(3)          *          7.25       7.25       4/29/06     227,974       577,732
Adrian M. Gerber........      --             --            --         --          --           --            --
Michael Myers...........    25,000          2.6%          9.30       9.30      11/20/07     146,169       370,422
                            37,500(3)          *          7.25       7.25        2/1/06     170,981       433,299
                            50,000(3)          *          7.25       7.25       4/29/06     227,974       577,732

---------------
 *  See footnote 3.

(1) Percentages shown do not include replacement options granted to effect repricing of previously granted options (see footnote 3).

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account any appreciation in the price of the Common Stock to date.

(3) Consists of replacement options granted to effect repricing of previously granted options, the exercise price of which was in excess of the market price of the Common Stock. See Ten Year Option Repricings.

    The following table sets forth certain information regarding the exercise of options during the year ended December 31, 1997, and the number and value of unexercised options held at December 31, 1997 by the Named Executive Officers.

   AGGREGATE OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 SHARES                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                ACQUIRED                      OPTIONS AT FY-END               AT FY-END(2)
                                   ON         VALUE      ---------------------------   ---------------------------
             NAME               EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               --------   -----------   -----------   -------------   -----------   -------------
Richard C. Fuisz, M.D. .......       --           --       315,000        155,000       $736,904       $ 77,500
Kenneth W. McVey..............       --           --            --        275,000             --        250,000
Patrick D. Scrivens...........  100,000     $507,170       270,000         55,000        883,972         15,000
Adrian M. Gerber..............       --           --       174,999         50,001         87,500         25,000
Michael Myers.................       --           --        87,500         62,500         90,625         37,500

---------------
(1) Based on difference between option exercise price and market price of Common Stock on date of exercise.

(2) Based upon a market value of the Common Stock of $8.50 per share as of December 31, 1997.

     The following table sets forth information regarding the repricing of options held by all executive officers since the Company's inception. See "Compensation Committee Report on Executive Compensation -- 1997 Option Repricing."

                           TEN-YEAR OPTION REPRICINGS

                                                                                                 LENGTH OF
                                                                                                  ORIGINAL
                                                                                                   OPTION
                                                 NUMBER OF     MARKET                               TERM
                                                 SECURITIES   PRICE OF    EXERCISE               REMAINING
                                                 UNDERLYING   STOCK AT    PRICE AT      NEW      AT DATE OF
                                                  OPTIONS      TIME OF     TIME OF    EXERCISE   REPRICING
                NAME                    DATE      REPRICED    REPRICING   REPRICING    PRICE      (YEARS)
                ----                   -------   ----------   ---------   ---------   --------   ----------
Richard C. Fuisz, M.D................   4/8/97    150,000      $ 7.25      $25.00      $ 7.25       9.0
     (Chairman of the Board)
Patrick D. Scrivens..................   4/8/97     50,000      $ 7.25      $25.00      $ 7.25       9.0
     (Executive Vice President and
       Chief Financial Officer)
Michael Myers........................   4/8/97     37,500      $ 7.25      $15.17      $ 7.25       8.8
     (Executive Vice President,         4/8/97     50,000      $ 7.25      $25.00      $ 7.25       9.0
       Pharmaceutical Operations)
James L. Wilcox......................  7/15/96     15,000      $10.38      $15.17      $10.38       8.5
     (Vice President, General
       Counsel)

  Employment Agreements

     The Company has entered into employment agreements with each of the named executive officers other than Dr. Fuisz. Generally the employment agreements establish an initial base salary and, in some cases, a guaranteed annual bonus. Each agreement is conditioned upon the execution of a confidentiality agreement by the employee, and provides for relocation costs, participation in the Company's medical and life insurance plans, an automobile allowance and a stock option award to purchase shares of the Company's common stock.

     Mr. McVey was initially employed by the Company as President and Chief Executive Officer of Fuisz International Holdings, Ltd., a wholly-owned subsidiary of the Company, for an initial period of three years, beginning on December 31, 1996. On April 17, 1997, Mr. McVey was additionally named Chief Executive Officer and President of the Company. Mr. McVey's employment agreement provides for an initial base salary subject to an annual increase at least equal to the annualized inflation rate of the United Kingdom. Mr. McVey is also entitled to an annual performance bonus of at least $190,000, which may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. McVey is entitled to participate in the Company's Stock Option Plan. All options awarded thereunder vest no later than upon the expiration of the employment agreement, including any renewals thereof. The Company is required to provide medical and insurance coverage to Mr. McVey and his family throughout the term of his employment and to provide pension benefits no less favorable than those provided by his former employer. The Company, through one of its wholly-owned subsidiaries, has agreed to receive Mr. McVey's services through a management company incorporated in Bermuda. Payments are made to the management company in lieu of salary being paid to Mr. McVey.

     The Company's employment agreement with Mr. Scrivens provided for an initial employment term of three years beginning on October 19, 1994 (the initial employment term has since been extended through October 19, 2000). Mr. Scrivens may terminate his employment agreement at any time upon thirty days written notice. The employment agreement provides that if the Company terminates the employment of Mr. Scrivens without "cause" (as defined in the employment agreement) or Mr. Scrivens terminates his employment for "good reason" following a "change in control" of the Company (each as defined), he is entitled to receive monthly severance payments in an amount equal to his monthly base salary, plus one-twelfth of his highest annual bonus during the preceding five years, through the remaining term of his employment agreement or, if longer, twelve months following termination. In addition, under these circumstances all stock options will vest and the period for their exercise will be extended through the original term of the option, and all insurance benefits will continue to be provided for twelve months following termination. The employment agreement contains provisions regarding the protection of confidential information and assignment of inventions to the Company and a covenant not to compete during the employment period and one year thereafter.

     In connection with Mr. Gerber's resignation from the Company on December 31, 1997, the Company entered into a Consulting Agreement pursuant to which Mr. Gerber will receive $150,000 in consulting fees for certain services to be provided through June 30, 1998. In addition, Mr. Gerber shall be entitled to continuation of medical benefits and an automobile allowance through June 30, 1998.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee (the "Committee"). The Committee is currently composed of three non-employee directors, although one of the current members of the Committee became a member in December 1997 and did not participate in any of the deliberations of the Committee during 1997. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Committee administers the awards of stock options pursuant to the Company's stock option and incentive plans.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS FOR 1997

     The objectives of the Company's executive compensation program are to (i) attract, motivate, and retain key executives responsible for the success of the Company, (ii) reward key executives based on corporate and individual performance, and (iii) provide incentives designed to increase shareholder value. The three primary components of the executive officer compensation program are base salaries, annual cash bonuses, and equity awards in the form of stock options.

BASE SALARY

     The base salary of each of the Company's executive officers is generally established pursuant to an employment agreement that is approved by the Committee. Base salaries of executive officers other than the Chief Executive Officer (the "CEO") are reviewed annually by the Committee after considering salary recommendations prepared by the CEO and other executive officers. Recommendations for 1997 executive officer salary adjustments were based primarily on a subjective evaluation of past and potential future individual performance and contributions and alternative opportunities that might be available to the executives in question. The Committee considered compensation information from companies employing executives in positions similar to the Company's executive officers as well as market conditions for executives in general with similar skills, background and performance levels.

EXECUTIVE BONUS PLAN

     Each executive other than the CEO is entitled to receive an annual bonus which is determined by the Committee after considering recommendations prepared by the CEO. In preparing the recommendations, the CEO subjectively considers, among other things, such executives' leadership and teamwork skills, as well as relationships with the Company's current and prospective customers.

STOCK OPTIONS

     Options to purchase the Company's common stock are a key component of the Company's executive compensation program. The Committee views the grant of stock options as a valuable incentive that serves to align the interests of executive officers with the Company's goal of enhancing stockholder value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee reviews and acts upon recommendations by the CEO with regard to the grant of stock options to executive officers other than himself. In determining the size and other terms of 1997 option grants to the executive officers, the Committee considered a number of factors, including such officer's position, responsibilities and previous stock option grants (if any). Options typically vest in equal installments over three to five years and, therefore, encourage an officer to remain in the employ of the Company.

1997 OPTION REPRICING

     During 1997, the Committee authorized the exchange of 287,500 executive officer employee stock options originally granted under the 1994 Stock Incentive Plan to three of the persons named in the Summary Compensation Table (the "Named Executive Officers") during 1996 at exercise prices ranging from $15.17 to $25.00 for an equal number of stock options having an exercise price of $7.25, the fair market value of the Company's common stock on the date of exchange. The Committee approved this exchange because it determined that these options did not provide a meaningful incentive to those Named Executive Officers and were not effective in aligning their interests with those of the Company's shareholders. The Committee and management recognize the contributions the employees make to the success of the Company, and believe that this justifies repricing these options to reflect market conditions and the reliance by the Company on compensating its employees with non-cash compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In determining the overall compensation package for the CEO, the Committee considered each of the factors enumerated in the preceding paragraphs regarding compensation for executive officers of the Company. In setting the overall compensation of the CEO, however, the Committee considered the aggregate base salary, bonus and option packages of Chief Executive Officers in comparable positions.

OTHER MATTERS

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1.0 million in any fiscal year, unless such compensation was "performance based." Stock options granted under the Company's stock option and incentive plans currently qualify as "performance-based compensation" that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m), but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate.
                                          COMPENSATION COMMITTEE

                                          Antone J. Lazos
                                          Donald E. O'Neill

     The above report of the Compensation Committee, except the portion under the heading "1997 Option Repricing," shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Lauer, Lazos and O'Neill. John Pappajohn served as a member of the Compensation Committee until he resigned from the Board of Directors of the Company in November 1997. Mr. Lauer became a member of the Compensation Committee in December 1997 and, as a result, did not participate in the Report of the Compensation Committee set out above. No member of the Compensation Committee is employed by the Company.

     On May 20, 1997, the Company acquired all of the capital stock of Pangea, Ltd., a Delaware corporation engaged in the business of product marketing and distribution ("Pangea"). Under the terms of the stock purchase agreement, the Company paid an aggregate purchase price of $1,023,000 to Pangea stockholders in exchange for all outstanding Pangea capital stock and cancellation of all options and warrants to purchase Pangea capital stock. In connection with the acquisition, the Company repaid approximately $837,000 of indebtedness of Pangea.

     Prior to the closing of the transaction, Mr. Pappajohn was a stockholder and director of Pangea. At the closing, Mr. Pappajohn received $500,000 of the purchase price for his Pangea shares and repayment in full of $200,000 in loans to Pangea. Dr. Richard C. Fuisz was a director of Pangea at the time of the acquisition but received no compensation with respect to his services as director nor to the sale of Pangea.

COMPANY STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative returns of $100 invested on December 16, 1995 (the date of the Company's common stock began trading) in (a) the Company, (b) the CRSP Index for the Nasdaq Stock Market (the "Nasdaq U.S. Companies") and (c) the CRSP Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Stocks"), assuming reinvestment of all dividends.

                 FUISZ TECHNOLOGIES LTD. 1997 PERFORMANCE GRAPH

                                                                         NASDAQ
               MEASUREMENT PERIOD                      NASDAQ        PHARMACEUTICAL        FUISZ
             (FISCAL YEAR COVERED)                   COMPOSITE           INDEX          TECHNOLOGIES
12/16/95                                                    100.00            100.00            100.00
12/31/95                                                    102.67            111.96            127.09
12/31/96                                                    126.26            112.27             98.44
12/31/97                                                    155.03            116.03            106.25

     Prior to December 16, 1995, there was no active market for the Company's common stock. Therefore, the prices of the Company's common stock as set forth in the Performance Graph are for a period from December 16, 1995 until December 31, 1997.

                                  PROPOSAL II

            RATIFICATION OF COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

     The selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for fiscal year 1998 has been approved by the Board of Directors. Coopers & Lybrand has served as the Company's independent public accountants since 1990. The stockholders of the Company are requested to ratify this selection. This proposal is put before the stockholders in conformity with the current practice of seeking stockholder approval of the selection of independent public accountants. If the stockholders do not approve this selection, the Board of Directors will reconsider the appointment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS AND LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

     The audit for the Company for the fiscal year ending December 31, 1997, was conducted by Coopers & Lybrand. A representative of Coopers & Lybrand is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 1998, concerning beneficial ownership of the Company's common stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of the common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY
                            NAME                                   OWNED(1)        PERCENT
                            ----                               ----------------    -------
Richard C. Fuisz, M.D.(2),(3)...............................      4,433,045         19.6%
Kenneth W. McVey(4).........................................        454,369          2.0%
Adrian M. Gerber(4).........................................        174,999          *
Michael Myers, Ph.D.(4).....................................        107,000          *
Patrick D. Scrivens(4)......................................        370,000          1.6%
John R. Fuisz(4)............................................         35,776          *
Louis Lauer(4),(5)..........................................         62,150          *
Antone J. Lazos(6)..........................................         29,000          *
Donald E. O'Neill(7)........................................         98,250          *
Fredrik C. Schreuder(8).....................................        229,048          1.0%
Daniel Tierney(4),(9).......................................      1,033,000          4.6%
All directors and executive officers as a group (13
  persons)(10)..............................................      7,279,636         30.9%

---------------
 *   Less than one percent.

(1) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(2) Does not include shares held by the Richard C. Fuisz Children's Trust. See Note (3). Includes 331,667 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1998.

(3) Richard C. Fuisz is the grantor of the Richard C. Fuisz Children's Trust, an irrevocable trust formed for the benefit of the children of Dr. Fuisz. The trustee of the trust is The Bankers Trust Company. Dr. Fuisz disclaims beneficial ownership of these shares.

(4) Includes the following shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1998: Mr.
     McVey -- 66,667, Mr. Gerber -- 174,999, Dr. Myers -- 100,000, Mr.
     Scrivens -- 270,000, Mr. John Fuisz -- 15,000, Mr. Lauer -- 33,000 and Mr. Tierney -- 33,000.

(5) Includes 17,000 shares held of record by Elizabeth Lauer, wife of Mr. Lauer, and 650 shares held of record by Mr. Lauer's son. Mr. Lauer disclaims beneficial ownership of these shares. Does not include 2,000 shares held of record by Mr. Lauer's non-dependent daughters.

(6) Includes 14,000 shares held of record by Donna Lazos, wife of Antone J. Lazos as Trustee for the DGT Trust. Mr. Lazos disclaims beneficial ownership of these shares. Also includes 15,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1998.

(7) Includes 83,250 shares held of record by O'Neill Asset Partners Ltd., over which Mr. O'Neill shares voting and investment power and 15,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1998.

(8) Shares indicated as beneficially owned by Mr. Schreuder include 54,000 shares held by K/S Nordic Health Care Partners ("Nordic"), 23,463 shares held by Viking Medical Ventures Ltd. ("Viking") and 72,000 shares held by Neo Med Fund Ltd. ("Neo Med"). Mr. Schreuder is the President of a company that serves as the management company for Nordic and an investment advisor to Viking. Mr. Schreuder is Chairman of a company that serves as an investment advisor to Neo Med. Also includes 12,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after February 28, 1998.

(9) Includes 1,000,000 shares held by the Cross Group, of which Mr. Tierney is Chief Executive Officer and Chairman.

(10) Includes 1,273,832 shares issuable on exercise of outstanding stock options exercisable within 60 days after February 28, 1998 and other shares described in Notes (5) and (6).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, The NASDAQ Stock Market and the Company initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon the information supplied to it by such persons, the Company is required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. Based solely upon review of the copies of such forms received by it, the Company believes that, during fiscal 1997, all filing requirements applicable to such persons were complied with, except for i) the Form 3 filing for Mr. Tierney which was not timely filed due to an administrative oversight, ii) a Form 4 filing for Mr. Schreuder relating to two purchases of the Company's common stock in each of September and October 1997 by Neo Med Fund Inc., an entity with which he is affiliated, which were not timely filed as a result of their occurrence during his medical leave of absence and iii) a Form 4 filing for Mr. Wilcox relating to an option grant which was not timely filed due to an administrative oversight.

                             STOCKHOLDER PROPOSALS

     Securities and Exchange Commission regulations permit stockholders to submit proposals for consideration at annual meetings of stockholders. Any such proposals for the Company's Annual Meeting of Stockholders to be held in 1999 must be submitted to the Company on or before December 10, 1998, and must comply with applicable regulations of the Securities and Exchange Commission in order to be included in proxy materials relating to that meeting. Proposals should be sent to: Fuisz Technologies Ltd., Attn: Secretary, 14555 Avion at Lakeside, Chantilly, Virginia 20151.

                                 MISCELLANEOUS

     A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES OF THE COMPANY), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE FREE OF CHARGE TO ALL STOCKHOLDERS OF RECORD AS OF THE RECORD DATE BY WRITING TO THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SET FORTH ABOVE.

                            ------------------------

     Please complete, date, sign and mail promptly the accompanying proxy in the postage-paid envelope enclosed for your convenience. The signing of the proxy will not prevent your attending the Meeting and voting in person.

Chantilly, Virginia
April 9, 1998

                                   DETACH HERE

                                      PROXY

                             FUISZ TECHNOLOGIES LTD.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1998

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Patrick D. Scrivens, Lars G. Okeson and Ronald O. Mueller, and each of them, with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of Fuisz Technologies Ltd., to be held at the Washington Dulles Airport Hilton, 13869 Park Center Road, Herndon, Virginia 22071 on Thursday, May 21, 1998 at 10:00 a.m., local time, and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 9, 1998, and a copy of the Annual Report for the year ended December 31, 1997.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF FUISZ TECHNOLOGIES LTD. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ON THE REVERSE SIDE AND FOR PROPOSAL 2. IF THIS
PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.


-----------                                                         -----------
SEE REVERSE                                                         SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
-----------                                                         -----------

                                  DETACH HERE


[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR FOR PROPOSALS 1 AND 2.

1. Election of Directors

                                                                                                     FOR  AGAINST ABSTAIN
   CLASS III DIRECTORS (TERM EXPIRES IN 2001): Louis Lauer,    2. Ratification of the appointment of [ ]    [ ]      [ ]
   Kenneth W. McVey and Donald E. O'Neill                         Coopers & Lybrand L.L.P. as
   CLASS II DIRECTOR (TERM EXPIRES IN 2000): Daniel Tierney       independent public accountants for the
                                                                  fiscal year ending December 31, 1998:
      FOR   [ ]                          [ ]   WITHHOLD
      ALL                                     AUTHORITY
   NOMINEES                                    FOR ALL
                                              NOMINEES

[ ]
   ----------------------------------------                       MARK HERE IF YOU PLAN TO ATTEND THE MEETING         [ ]
    For all nominees except as noted above
                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [ ]

                                                                  Please mark, date and sign exactly as your name appears
                                                                  hereon and return in the enclosed envelope.  If acting as
                                                                  executor, administrator, trustee, guardian, etc., you should so indicate when signing.  If the signer is a corporation, please sign the full corporate name, by duly authorized officer.  If shares are held jointly, each stockholder named should sign.


Signature:                    Date:              Signature:                    Date:
          ------------------       ------------            ------------------       ------------